                          INAMED CORPORATION ANNOUNCES
                            STOCK REPURCHASE PROGRAM



Santa Barbara, California - July 31, 2000 - Inamed Corporation (Nasdaq NM: IMDC) announced today that it has been authorized by its Board of Directors to institute a stock repurchase program, which will initially cover up to approximately $6 million of common stock.

Mr. Ilan Reich, Inamed's President and Co-CEO, stated: "We are optimistic about Inamed's outlook and we believe that repurchasing common stock at the present valuation levels is beneficial to the Company and its shareholders."

Decisions regarding the amount and timing of repurchases will be made based on market conditions and other factors. Any shares repurchased would be held as treasury shares, and will be available for general corporation purposes (including employee stock option programs).

Inamed is a global surgical and medical device company engaged in the development, manufacturing and marketing of products for the plastic and reconstructive surgery, aesthetic medicine and obesity markets.

Inamed sells a variety of lifestyle products used to make people look younger and more attractive, including breast implants for cosmetic augmentation and collagen-based facial implants to correct facial wrinkles and to improve lip definition. Inamed also sells products which address women's health issues, including breast implants for reconstructive surgery following a mastectomy, and devices which treat severe obesity and urinary incontinence.

This release contains, in addition to historical information, forward-looking statements. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those described in the Company's annual report on Form 10-K for the year ended December 31, 1999.





Inamed Contacts:
Ilan Reich, President and Co-CEO or
Michael Doty, Chief Financial Officer
(212) 273-3430


                                       1